UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 27, 2006

Answers Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
The Tower
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

_______________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 27, 2006, GuruNet Israel Ltd. ( “GuruNet”), the wholly-owned subsidiary of Answers Corporation (the "Company"), and Robert S. Rosenschein, the Company’s and GuruNet's Chief Executive Officer (the "Executive") entered into an Amendment (the "Amendment") to Executive's Amended and Restated Employment Agreement dated as of January 8, 2004 (the “Employment Agreement”). The Employment Agreement, as amended by the Amendment, governs the employment relationship between the Company and the Executive.

The Amendment provides that in the event there is a Change of Control of the Company, (i) the Board of Directors of the Company (the "Board") shall take the necessary steps to accelerate the vesting of 50% of any options granted to the Executive that have not vested as of the effective date of the Change of Control; and (ii) should the Executive's employment be terminated without cause at any time during a period of twelve (12) months subsequent to the effective date of a Change of Control, then 100% of the Executive's unvested options shall vest immediately upon the effective date of his termination.

The Amendment further stipulates that if GuruNet terminates the Employment Agreement without cause, the Board shall take the necessary steps so that the period during which the Executive shall be permitted to exercise any options shall be extended to one (1) year from the effective date of his termination.

Finally, the Amendment provides that GuruNet and the Executive may each voluntarily terminate the Employment Agreement upon no less than ninety (90) days’ prior written notice, for any reason.

A copy of the Amendment is attached to this report as Exhibit 10.1.

Item 9.01 Exhibits

(a)	Exhibits.

10.1	November 27, 2006 Amendment to Amended and Restated Employment Agreement between GuruNet Israel Ltd. and Robert S. Rosenschein dated January 8, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERS CORPORATION

By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer

Dated: November 29, 2006

EXHIBIT INDEX

10.1	November 27, 2006 Amendment to Amended and Restated Employment Agreement between GuruNet Israel Ltd. and Robert S. Rosenschein dated January 8, 2004.